Exhibit 99.1



                    Indalex Announces Fourth Quarter Results

    LINCOLNSHIRE, Ill.--(BUSINESS WIRE)--March 29, 2007--Indalex
Holdings Finance, Inc. (Indalex or the Company) today announced results for the fiscal year and three months ended December 31, 2006.

    Timothy R.J. Stubbs, President and Chief Executive Officer, said, "We had a strong first year as a stand-alone company, with solid EBITDA growth and improvement in all of our key performance metrics. However, the fourth quarter was a challenging quarter, as the market continued to slow. Our focus on cash generation and share gain paid dividends during the course of 2006, as we were able to improve cash flow from operations, despite the headwinds of higher interest costs and higher base metal pricing. The first part of 2007 will also be challenging, but we continue to focus on profitable share gain and cash generation going forward."

    For the fiscal year ended December 31, 2006, net sales were $1,242.9 million, compared to $1,021.4 million for the fiscal year ended December 31, 2005. Extrusion shipment volume grew 4.8% as a result of strong market demand, particularly in the Transportation, and Commercial Building and Construction end-user markets. Residential Building and Construction was strong early in the year, but demand fell during the latter portion of 2006. Net sales reflect higher base aluminum prices, which were up an average of 33% in the fiscal year ended December 31, 2006 compared to the fiscal year ended December 31, 2005.

    For the fiscal year ended December 31, 2006, income from operations was $0.7 million, compared to income from operations of $10.1 million in the fiscal year ended December 31, 2005. The decrease was due to a $6.2 million increase in asset impairments, a $4.9 million increase in expense related to mark-to-market on derivatives, an increase of $4.7 million in audit and legal expenses related to the filing of an SEC registration statement, for the exchange of our senior secured notes, and Sarbanes-Oxley compliance, a $3.4 million increase in amortization of intangible assets, and an increase of $1.3 million in restructuring expenses, partly offset by improvements in our underlying business, including higher shipment volumes and improved margins. Adjusted EBITDA increased by 28%, or $17.7 million, to $81.7 million and reflects improved underlying operating performance.

    For the fiscal year ended December 31, 2006, Indalex generated cash flow from operations of $34.6 million compared to cash flow from operations of $26.8 million in the prior year. This improved performance occurred despite a $17.9 million increase in cash paid for interest and a 33% increase in base aluminum costs, which have a negative impact on working capital. The Company had $55.7 million of borrowings under its revolving credit facility at December 31, 2006.

    For the three months ended December 31, 2006, net sales were $252.8 million, compared to $246.4 million in the three months ended December 31, 2005. Extrusion shipment volume fell by 12.7%. Net sales were impacted by higher base aluminum prices, which were up an average of 29% in the fourth quarter of 2006 compared to the same period in 2005. Base aluminum costs are largely passed on to our customers, and have minimal impact on our margins except for the impact of quarterly revaluation of our hedge instruments, which are marked to market as required by FAS 133.

    Our loss from operations was $10.7 million for the three months ended December 31, 2006. In the three months ended December 31, 2005, income from operations was $7.5 million. Lower extrusion shipment volume, a $5.9 million increase in FAS 133 mark to market revaluations, an increase of $4.0 million in asset impairment charges, an increase of $1.6 million in audit and legal expenses related to the filing of an SEC registration statement and Sarbanes-Oxley compliance and an increase in restructuring charges of $1.5 million were partially offset by higher margins.

    Adjusted EBITDA, as defined below, decreased by 41%, or $5.6 million, to $7.9 million in the three months ended December 31, 2006, from $13.5 million in the three months ended December 31, 2005. The decrease in Adjusted EBITDA is attributable to the aforementioned reduced shipment volumes and increased audit and legal expenses, partially offset by improved unit margins.

    For the three months ended December 31, 2006, Indalex generated cash flow from operations of $38.7 million compared to cash flow from operations of $34.6 million in the same period of 2005. This improved performance occurred despite a $2.5 million increase in cash interest paid and a 29% increase in base aluminum costs, which have a negative impact on working capital.

    Indalex Holdings Finance, Inc. has scheduled a conference call for Friday, March 30, at 11:00 a.m. ET (10:00 a.m. CT) to discuss financial results. The call-in number is 1-800-288-8975 (U.S) or 1-612-332-0725 (International).

    The financial information of Indalex contained in this press release for periods prior to February 2, 2006 is the combined financial information of Indalex Inc. and Indalex Limited, which were wholly owned by Novar plc until Honeywell International, Inc. ("Honeywell") purchased the stock of Novar plc, Indalex's former parent company, on March 31, 2005 (the "Honeywell acquisition"). On February 2, 2006, Indalex Holding Corp. acquired the Indalex entities from Honeywell (the "Indalex Holdings acquisition"). Indalex Holding Corp. is a holding company that is a wholly-owned direct subsidiary of Indalex Holdings Finance Inc., which is beneficially owned by affiliates of Sun Capital Partners, Inc., certain other investors and members of our management team. In this press release, we refer to the Indalex entities prior to the Honeywell acquisition as "Predecessor 1" for the three months ended March 31, 2005 and the Indalex entities following the Honeywell acquisition and prior to the Indalex Holdings acquisition as "Predecessor 2" for the period from April 1, 2005 to December 31, 2005, and the period from January 1, 2006 to February 1, 2006. We refer to Indalex following the Indalex Holdings acquisition as "Successor" for the period from February 2, 2006 to December 31, 2006. The predecessor and successor companies are different reporting entities. Although we have provided these combined results to facilitate a comparative discussion of the periods presented, this presentation is not in accordance with generally accepted accounting principles and the periods presented are not comparable due to the change in basis of assets that resulted from the application of the purchase method of accounting in connection with both acquisitions.

    About Indalex Holdings Finance, Inc. and Indalex Holding Corp.

    Indalex Holding Corp., a wholly owned subsidiary of Indalex Holdings Finance Inc., through its operating subsidiaries Indalex Inc. and Indalex Ltd., with headquarters in Lincolnshire, Illinois, is the largest independent producer of soft alloy extrusion products and the second largest aluminum extruder in North America. The company's aluminum extrusion products are widely used throughout industrial, commercial, and residential applications and are customized to meet specific end-user requirements.

    The company's North American network includes two cast houses, 15 extrusion facilities, 39 extrusion presses with circle sizes up to 12 in., a variety of fabrication and close tolerance capabilities, 9 electrostatic paint lines and four anodizing operations. Indalex Ltd. owns approximately 25% of Asia Aluminum Group, a Hong Kong-based aluminum extruder selling products primarily in mainland China.

    For additional information, please visit www.indalex.com.

    About Sun Capital Partners, Inc.

    Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital affiliates have invested in and managed more than 145 companies worldwide with combined sales in excess of $33.0 billion since Sun Capital's inception in 1995. Sun Capital has offices in Boca Raton, Los Angeles, and New York, as well as affiliates with offices in London, Tokyo, and Shenzhen. For more information, please visit www.SunCapPart.com.

    Forward-looking information

    This release contains forward-looking statements with respect to the financial condition, results of operations and business of the Company. Such items are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. The principal important risk factors and uncertainties include, but are not limited to, changes in general economic conditions, aluminum and other material costs, labor costs, interest rates, and other adverse changes in general economic conditions, consumer confidence, competition, currency exchange rates as they affect the Company's Canadian operations, environmental factors, unanticipated legal proceedings, and conditions in end user markets. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



                    INDALEX HOLDINGS FINANCE, INC.
               CONSOLIDATED AND COMBINED BALANCE SHEETS
            As of December 31, 2006 and December 31, 2005
                        (Dollars in thousands)



                                        December 31,    December 31,
                                             2006            2005
                                       --------------- ---------------
                                         (Successor)   (Predecessor 2)
ASSETS
Current Assets:
     Cash and cash equivalents                $11,157          $9,366
     Accounts receivable, less
      allowance of $4,462 in 2006 and
      $4,240 in 2005                          103,924         113,798
     Receivable from affiliates                     -           3,109
     Receivable from suppliers                  8,980           7,873
     Refundable income taxes                        -             243
     Inventories                               67,182          58,350
     Prepaid expenses and other current
      assets                                   10,765          17,543
     Deferred income tax                            -             347
                                       --------------- ---------------
          Total current assets                202,008         210,629

     Notes receivable from affiliates               -           4,279
     Investment in AAG                         96,950          94,380
     Property, plant, and equipment,
      net                                     199,638         219,357
     Goodwill                                   3,537          14,626
     Other intangibles, net                    78,264          74,718
     Deferred financing costs                  14,594               -
     Other assets                               2,692             403
                                       --------------- ---------------

          Total assets                       $597,683        $618,392
                                       =============== ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Accounts payable                         $66,780         $65,763
     Payable to affiliates                          -             429
     Income taxes payable                       2,648               -
     Deferred income taxes                      2,456               -
     Accrued expenses and other current
      liabilities                              38,478          45,372
     Accrued interest                          13,806               -
     Capital lease obligation                   1,243             726
     Checks issued in excess of bank
      balance                                       -           1,716
     Revolver borrowings                       55,717               -
                                       --------------- ---------------
          Total current liabilities           181,128         114,006

Other liabilities                              30,667          53,940
Capital lease obligation                        4,674           3,143
Long-term debt                                266,957               -
Deferred income taxes                          24,859          24,197
                                       --------------- ---------------

      Total liabilities                       508,285         195,286
                                       --------------- ---------------

Stockholders' equity:
     Common stock ($.001 par value per
      share). Authorized shares
      2,900,000
          Issued and oustanding
           1,000,114                                1             391
     Additional paid-in capital               110,665         411,515
     Treasury stock, 90 shares at
      $111.11 per share                           (10)              -
     Accumulated retained earnings
      (deficit)                               (23,898)          9,712
     Accumulated other comprehensive
      income                                    2,640           1,488
                                       --------------- ---------------

          Total stockholders' equity           89,398         423,106
                                       --------------- ---------------

               Total liabilities and
                stockholders' equity         $597,683        $618,392
                                       =============== ===============




                    INDALEX HOLDINGS FINANCE, INC.
       CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS OF INCOME
  For the Three Months Ended December 31, 2006 and December 31, 2005
     For the Years Ended December 31, 2006, and December 31, 2005
                        (Dollars in thousands)



                                             (Unaudited)
                                          Three months ended
                                 ------------------------------------


                                 December 31, 2006  December 31, 2005
                                 ------------------ -----------------
                                    (Successor)      (Predecessor 2)

Net sales                                 $252,834          $246,353

Costs and expenses:
  Cost of sales                            238,838           228,177
  Selling, general, and
   administrative                           14,487            11,700
  Management fees to affiliates                289               367
  Amortization of intangible
   assets                                    2,924             2,761
  Other (income) expense                       334               643
  Restructuring charges                      1,273              (222)
  Impairment of long-lived assets            4,239               266
 (Gain) loss on disposal of
  assets                                        34               (59)
  Mark-to-market on derivatives              1,140            (4,767)
                                 ------------------ -----------------
     Total costs and expenses              263,558           238,866
                                 ------------------ -----------------

Income (loss) from operations              (10,724)            7,487

Other income (expense):
  Interest to affiliates, net                    -            (1,050)
  External interest expense                 (9,819)             (283)
  Deferred financing costs                    (604)                -
  Interest income                                -               (31)
  Income from equity method
   investment in AAG                         6,605             5,035
  Affiliated acquisition fees                    -                 -
  Dividend income from affiliates                -                 -
                                 ------------------ -----------------

Income (loss) before income taxes          (14,542)           11,158

Income tax provision (benefit)              (3,759)            1,785
                                 ------------------ -----------------

Income (loss) from continuing
 operations                                (10,783)            9,373

Discontinued operations                          -               339
                                 ------------------ -----------------

Net income (loss)                         $(10,783)           $9,712
                                 ================== =================




                                      Years ended
                  ---------------------------------------------------
                      December 31, 2006         December 31, 2005
                  ------------------------- -------------------------
                   January 1-  February 2-   January 1-    April 1-
                   February 1  December 31    March 31   December 31
                  ------------ ------------ ------------ ------------
                  (Predecessor (Successor)  (Predecessor (Predecessor
                       2)                        1)           2)

Net sales            $100,019   $1,142,842     $239,849     $781,521

Costs and
 expenses:
  Cost of sales        95,127    1,058,677      221,542      727,799
  Selling,
   general, and
   administrative       5,548       54,966       15,593       35,933
  Management fees
   to affiliates          125        1,634          700        1,131
  Amortization of
   intangible
   assets                 920       10,736            -        8,282
  Other (income)
   expense                195        1,016          993         (825)
  Restructuring
   charges                  -        1,772          694         (222)
  Impairment of
   long-lived
   assets                   -        7,248          381          636
 (Gain) loss on
  disposal of
  assets                    -          255         (274)        (146)
  Mark-to-market
   on derivatives      (3,619)       7,560          285       (1,200)
                  ------------ ------------ ------------ ------------
     Total costs
      and expenses     98,296    1,143,864      239,914      771,388
                  ------------ ------------ ------------ ------------

Income (loss) from
 operations             1,723       (1,022)         (65)      10,133

Other income
 (expense):
  Interest to
   affiliates, net          -            -       (1,208)      (3,712)
  External
   interest
   expense                (24)     (35,745)           -         (333)
  Deferred
   financing costs          -       (2,220)           -            -
  Interest income           -            -            -          144
  Income from
   equity method
   investment in
   AAG                    643       11,841        1,557        9,380
  Affiliated
   acquisition
   fees                     -       (5,475)           -            -
  Dividend income
   from affiliates          -            -        9,077            -
                  ------------ ------------ ------------ ------------

Income (loss)
 before income
 taxes                  2,342      (32,621)       9,361       15,612

Income tax
 provision
 (benefit)                703       (8,723)           9        1,912
                  ------------ ------------ ------------ ------------

Income (loss) from
 continuing
 operations             1,639      (23,898)       9,352       13,700

Discontinued
 operations                 -            -          (50)           -
                  ------------ ------------ ------------ ------------

Net income (loss)      $1,639     $(23,898)      $9,302      $13,700
                  ============ ============ ============ ============
*T

    The following table reconciles net income to EBITDA and Adjusted EBITDA for the three months ended December 31, 2006 as compared to the three months ended December 31, 2005:

    (in thousands)



                                                      Predecessor 2
                                Successor Period -    Period - Three
                                Three months ended     months ended
                                 December 31, 2006  December 31, 2005
                                ------------------- ------------------
Net income (loss)                         ($10,783)            $9,712
  Add:
Interest expense (net)                       9,819              1,364
Income tax (benefit) provision              (3,759)             1,785
Depreciation and amortization               11,578              9,940
                                ------------------- ------------------
EBITDA(1)                                    6,855             22,801

Adjustments:
  Income from equity method
   investment in AAG(2)                     (6,605)            (5,035)
  Discontinued operations(3)                     -               (339)
  Stock based compensation
   expense(4)                                  211                  -
  Impairment of long-lived
   assets(5)                                 4,239                266
  (Gain) loss on disposal of
   fixed assets(6)                              34                (59)
     Amortization of deferred
      financing costs(7)                       604                  -
  Mark-to-market on
   derivatives(8)                            1,140             (4,767)
  Non-Indalex items(9)                           -               (100)
  Change in LIFO reserve(10)                 1,464                737
                                =================== ==================

Adjusted EBITDA(1)                          $7,942            $13,504
                                =================== ==================


    (1) "EBITDA" is net income before interest expense (net), income tax (benefit) provision, depreciation and amortization. "Adjusted EBITDA" is EBITDA adjusted to exclude items that are not considered by management to be indicative of Indalex's ongoing operating performance. Management believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors regarding Indalex's results of operations because such presentation assists in analyzing and benchmarking the performance and value of Indalex's business. EBITDA and Adjusted EBITDA are not measures of Indalex's liquidity or financial performance under GAAP and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. Although Indalex uses EBITDA and Adjusted EBITDA as a financial measure to assess the performance of its business, the use of EBITDA and Adjusted EBITDA as an analytical tool is limited because they do not include certain material costs, such as interest, taxes and depreciation and amortization, which are significant and unavoidable operating costs given the level of indebtedness and the capital expenditures needed to maintain Indalex's business. Indalex's management believes EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate Indalex's business in the same manner as its management and because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. EBITDA and Adjusted EBITDA presented in this release are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

    (2) Consists of our approximately 25% investment in AAG, which is accounted for under the equity method.

    (3) For the three months ended December 31, 2005, discontinued operations includes losses related to the operations of ITI, which was sold in July of 2004, and Brampton, which was sold in February 2004. There were no results from discontinued operations in the three months ended December 31, 2006.

    (4) For the three months ended December 31, 2006, represents the non-cash compensation charge allocable to Indalex Holdings Finance, Inc. stock options granted to Indalex employees.

    (5) For the three months ended December 31, 2006, represents the write-down of our Watsonville, California facility of $3.4 million, an additional write-down of our Fostoria facility of $0.4 million, and other write-downs of $0.4 million. Represents a write-off relating to our closed Ahoskie, North Carolina facility for the three months ended December 31, 2005.

    (6) Represents non-cash gains and losses on disposals of fixed assets in the normal course of business for 2006.

    (7) Represents the amortization of $12.6 million of deferred financing costs related to the issue of the 11 1/2% notes, and $4.2 million in deferred financing costs related to the revolving credit facility. These costs are being amortized using the straight-line method over the life of the debt.

    (8) Represents unrealized gains and losses on the mark-to-market of foreign currency contracts and aluminum hedges.

    (9) Represents costs related to discontinued Novar plc businesses within the Indalex entities in the three months ended December 31, 2005.

    (10) The last-in, first-out ("LIFO") method was used for purposes of determining the cost of certain aluminum extrusion inventories. Had the first-in, first-out ("FIFO") method been used, net income would have been $1.5 million lower for the three months ended December 31, 2006, and $0.7 million lower for the three months ended December 31, 2005.

    The following table reconciles net income to EBITDA and Adjusted EBITDA for the fiscal year ended December 31, 2006 as compared to the fiscal year ended December 31, 2005:

    (in thousands)



                                   Predecessor Predecessor Predecessor
                        Successor   2 Period    2 Period    1 Period
                       Period from     from        from        from
                       February 2, January 1,   April 1,   January 1,
                         2006 to     2006 to       2005     2005 to
                        December   February 1, to December    March
                        31, 2006      2006      31, 2005    31, 2005
                       ----------- ----------- ----------- -----------
Net income               ($23,898)     $1,639     $13,700      $9,302
  Add:
Interest expense (net)     35,745          24       3,901       1,208
Income tax (benefit)
 provision                 (8,723)        703       1,912           9
Depreciation and
 amortization              43,063       3,741      33,225       7,953
                       ----------- ----------- ----------- -----------
EBITDA(1)                  46,187       6,107      52,738      18,472

Adjustments:
  Income from equity
   method investment in
   AAG(2)                 (11,841)       (643)     (9,380)     (1,557)
  Dividend income from
   affiliate(3)                 -           -           -      (9,077)
  Discontinued
   operations(4)                -           -           -          50
  Stock based
   compensation
   expense(5)                 938           -           -       1,555
  Impairment of long-
   lived assets(6)          7,248           -         636         381
  (Gain) loss on
   disposal of fixed
   assets(7)                  255           -        (146)       (274)
  AAG cash dividend(8)      4,891           -           -       4,602
  Amortization of
   deferred financing
   costs(9)                 2,220           -           -           -
  Transaction costs(10)         -         743           -           -
  Affiliated
   acquisition fees(11)     5,475           -           -           -
  Purchase accounting
   inventory
   adjustments(12)          7,767           -       4,427           -
  Mark-to-market on
   derivatives(13)          7,560      (3,619)     (1,200)        285
  Non-Indalex items(14)         -          48         602         191
  Change in LIFO
   reserve(15)              5,953       2,430         737         960
                       =========== =========== =========== ===========
Adjusted EBITDA(1)        $76,653      $5,066     $48,414     $15,588
                       =========== =========== =========== ===========


    (1) "EBITDA" is net income before interest expense (net), income tax (benefit) provision, depreciation and amortization. "Adjusted EBITDA" is EBITDA adjusted to exclude items that are not considered by management to be indicative of Indalex's ongoing operating performance. Management believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors regarding Indalex's results of operations because such presentation assists in analyzing and benchmarking the performance and value of Indalex's business. EBITDA and Adjusted EBITDA are not measures of Indalex's liquidity or financial performance under GAAP and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. Although Indalex uses EBITDA and Adjusted EBITDA as a financial measure to assess the performance of its business, the use of EBITDA and Adjusted EBITDA as an analytical tool is limited because they do not include certain material costs, such as interest, taxes and depreciation and amortization, which are significant and unavoidable operating costs given the level of indebtedness and the capital expenditures needed to maintain Indalex's business. Indalex's management believes EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate Indalex's business in the same manner as its management and because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. EBITDA and Adjusted EBITDA presented in this release are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

    (2) Consists of our approximately 25% investment in AAG, which is accounted for under the equity method.

    (3) Consists of dividends on non-voting preferred shares of other indirect wholly owned subsidiaries of Novar plc. These preferred shares were redeemed in connection with the Honeywell acquisition.

    (4) For 2005, represents the operations of Brampton, which was sold in February 2004, and ITI, which was sold in July 2004.

    (5) For 2006, represents the non-cash compensation charge allocable to Indalex Holdings Finance, Inc. stock options granted to Indalex employees. For 2005, represents the non-cash compensation charge allocable to Novar plc stock options granted to Indalex employees. The expense recorded for 2005 was due to Honeywell's offer to acquire the Novar plc shares at a premium, and its decision to compensate option holders for the dividend paid to shareholders.

    (6) For 2006, represents a write-off of $3.4 million related to the coming closure of our Watsonville, California facility, a $2.7 million write-off relating to our Winton, North Carolina facility, a write-off of $0.5 million relating to our June 2006 closure of one press at our Connersville, Indiana facility, and other write-offs of $0.6 million for the period from February 2, 2006 to December 31, 2006. For 2005, represents a write-off relating to our July 2005 closure of our Fostoria, Ohio facility for the period from January 1, 2005 to March 31, 2005, and a write-off relating to our closed Ahoskie, North Carolina facility for the period from April 1, 2005 to December 31, 2005.

    (7) Represents non-cash gains and losses on disposals of fixed assets: (i) for 2006, gains and losses in the normal course of business; and (ii) for 2005, a gain on the sale of a press from our closed Berlin, Connecticut facility and gains and losses in the normal course of business.

    (8) Represents cash dividends received from AAG. Under the stockholders agreement governing our investment in AAG, AAG is required to distribute not less than 40% of its net realized profits in each fiscal year to AAG and us. We are therefore entitled to receive cash dividends equal to our approximately 25% share of at least 40% of the net realized profits of AAG. However, cash dividends declared in respect of a fiscal period are sometimes paid in a subsequent period. Due to this timing difference, dividends declared by AAG in respect of earnings for AAG's fiscal year ended June 30, 2004 were not paid until the first quarter of 2005 and dividends declared by AAG in respect of earnings for AAG's fiscal year ended June 30, 2005 were not paid until the second quarter of 2006.

    (9) Represents the amortization of $12.6 million of deferred financing costs related to the issue of the 11 1/2% notes, and $4.2 million in deferred financing costs related to the revolving credit facility. These costs are being amortized using the straight-line method over the life of the debt.

    (10) Represents one-time transaction costs related to the Indalex Holdings acquisition.

    (11) Represents one-time affiliated acquisition fees related to the Indalex Holdings acquisition.

    (12) For 2006, as a result of the application of purchase accounting in connection with the Indalex Holding acquisition, we adjusted the value of our inventory to fair value at February 2, 2006, which resulted in an increase in cost of sales in the period following the Indalex Holdings acquisition. For 2005, as a result of the application of purchase accounting in connection with the Honeywell acquisition, we adjusted the value of our inventory to fair value at March 31, 2005, which resulted in an increase in cost of sales in the period following the Honeywell acquisition. Because we turn our inventory monthly, we do not anticipate that this write-up in the value of inventory will have an on-going impact on our results of operations.

    (13) Represents unrealized gains and losses on the mark-to-market of foreign currency contracts and aluminum hedges.

    (14) Represents costs related to discontinued Novar plc businesses within the Indalex entities of: (i) $0.1 million of severance and pension costs and $0.1 million of legal and warranty costs in the period from January 1, 2005 to March 31, 2005; (ii) $0.2 million of severance and pension costs and $0.4 million of legal and warranty costs in the period from April 1, 2005 to December 31, 2005; and (iii) pension and legal costs in the period from January 1, 2006 to February 1, 2006.

    (15) The last-in, first-out ("LIFO") method was used for purposes of determining the cost of certain aluminum extrusion inventories. Had the first-in, first-out ("FIFO") method been used, net income would have been $1.0 million higher for the period from January 1, 2005 to March 31, 2005; $0.7 million higher for the period from April 1, 2005 to December 31, 2005; $2.4 million higher for the period from January 1, 2006 to February 1, 2006; and $6.0 million higher for the period from February 2, 2006 to December 31, 2006.



    CONTACT: Indalex Holdings Finance, Inc.
             Mike Alger
             mike_alger@indalex.com
             847-810-3122
             or
             Scott Langdon
             scott_langdon@indalex.com
             416-234-5808